FOR IMMEDIATE RELEASE

BRC Group Holdings, Inc. Reports Second Quarter 2026 Financial Results

Second Quarter 2026 Net Income Available to Common Shareholders of $18.5 Million;
Second Quarter 2026 Adjusted EBITDA of $61.3 Million; Operating Adjusted EBITDA of $66.0 Million

LOS ANGELES, August 6, 2026 – BRC Group Holdings, Inc. (Nasdaq: RILY) (“BRCGH” or the “Company”), a diversified holding company, today released its financial results for the three and six months ended June 30, 2026.

Second Quarter and Six Months Ended June 30, 2026 Highlights
•Revenues: Year-to-date revenues increased 44% to $591.2 million; second quarter revenues increased to $239.1 million, up from $225.3 million in the prior-year period.
•Net Income: Year-to-date net income available to common shareholders increased 83% to $229.8 million, or $6.47 per diluted share. Second quarter net income was $18.5 million, compared to $137.5 million in the prior-year period.
•Adjusted EBITDA(3): Year-to-date Adjusted EBITDA increased to $323.4 million, up from $14.7 million in the prior year period. Second quarter Adjusted EBITDA was $61.3 million, with Operating Adjusted EBITDA(4) of $66.0 million.
•Debt Reduction: Total Debt decreased by $150.7 million during the first six months to $1.28 billion, Net Debt(5) reduced by $341.7 million to $285.2 million.
•Investment Portfolio: Total Investments(6) increased to $804.5 million, including $723.7 million of securities and other investments owned as of June 30, 2026.
•Talent Recruiting: Five senior producers added to B. Riley Securities during the quarter, including three key alumni.
Bryant Riley, Chairman and Co-Chief Executive Officer, commented:
“For the second quarter, we generated $18.5 million in net income, and $66.0 million in Operating Adjusted EBITDA - our highest core operating result since the third quarter of 2023. Over the first six months of the year, net income totaled $229.8 million and we continued to strengthen our balance sheet, reducing Net Debt by $341.7 million over the first six months to $285.2 million as of quarter-end. These consolidated results were supported by the strong foundation of our diversified platform, anchored by proven deal execution in Capital Markets, disciplined operating leverage in Wealth Management, reliable cash conversion in our Communications portfolio, and steady operational progress in Consumer Products.”

“B. Riley Securities delivered a strong quarter, translating deepened client relationships into deal execution, and drawing senior talent to the firm. We participated in transactions representing over $21 billion in total deal value, and helped clients raise $8.5 billion in combined equity and debt capital. This included $3.5 billion in equity issuance - our highest level in over four years - and nearly $5.0 billion in debt issuance, extending a record 12-month run. We saw particular strength in sectors driving today's capital formation, including AI and data center infrastructure, power and energy, and business development companies (BDCs). The momentum we are creating makes us a destination for top talent, evidenced by the five senior producers we added this quarter - including alumni choosing to rejoin our platform.”

“A core differentiator of our platform is our ability to convene the market and surface proprietary ideas. In May, our 26th Annual Institutional Investor Conference brought issuers and investors together around approximately 180 companies, alongside our 15th 'Big Fighters, Big Cause' charitable gala. Our focus remains on execution and creative capital deployment to deliver for our colleagues, clients, partners, and shareholders, and we look forward to carrying this momentum into our Consumer TMT Conference in New York on September 10th, and our annual Convergence Conference in December.”

BRC Group Holdings, Inc. | www.brcgh.com

Second Quarter and Six Months Ended June 30, 2026 Financial Summary

	Three Months Ended June 30,		Six Months Ended June 30,

(Dollars in thousands, except for per share data)	2026	2025	2026	2025

Net income available to common shareholders	$18,534	$137,456	$229,792	$125,466

Basic income per common share	$0.49	$4.50	$6.59	$4.11
Diluted income per common share	$0.45	$4.50	$6.47	$4.11

	Three Months Ended June 30,		Six Months Ended June 30,

(Dollars in thousands)	2026	2025	2026	2025

Operating Revenues (1)	$239,360	$208,352	$456,551	$421,878
Investment Gains (Losses) (2)	(243)	16,950	134,626	(10,513)
Total Revenues	$239,117	$225,302	$591,177	$411,365

Total Adjusted EBITDA (3)	$61,250	$60,015	$323,401	$14,698
Operating Adjusted EBITDA (4)	$66,032	$43,282	$100,412	$38,345

•Net income available to common shareholders was $18.5 million, or $0.45 per diluted share, for the second quarter 2026, compared to $137.5 million, or $4.50 per diluted share, for the second quarter 2025, primarily due to substantial income from discontinued operations and gain on senior note exchange included in the prior-year period. For the six months 2026, net income available to common shareholders increased to $229.8 million, or $6.47 per diluted share, from $125.5 million, or $4.11 per diluted share, for the six months 2025, driven primarily by substantial gains on the Company's investment portfolio.
•Revenues were $239.1 million in the second quarter 2026, up from $225.3 million in the second quarter 2025, driven primarily by a 50% year-over-year increase in Wealth Management segment revenues. For the six months 2026, revenues increased 44% to $591.2 million, up from $411.4 million in the year-ago period, primarily due to substantial trading gains in 2026 and higher service and fees revenue in Capital Markets.
•Adjusted EBITDA(3) was $61.3 million in the second quarter 2026, up from $60.0 million in the second quarter 2025. For the six months 2026, Adjusted EBITDA(3) was $323.4 million, up from $14.7 million for the same year-ago period.
•Operating Adjusted EBITDA(4) was $66.0 million for the second quarter 2026, up from $43.3 million in the second quarter 2025. For the six months 2026, Operating Adjusted EBITDA(4) was $100.4 million, up from $38.3 million for the six months 2025.
•Net Debt(5) decreased to $285.2 million at June 30, 2026 from $627.0 million at December 31, 2025, a decrease of approximately $341.7 million, with Total Debt of $1.28 billion, down from $1.43 billion. The reduction in Net Debt was primarily due to investment appreciation.
•Cash, cash equivalents, and restricted cash totaled $155.6 million at June 30, 2026, compared to $229.3 million at December 31, 2025.
•Total Investments(6) increased to $804.5 million at June 30, 2026, up from $520.5 million at December 31, 2025, with securities and other investments owned of $723.7 million, up from $446.8 million.
BRC Group Holdings, Inc. | www.brcgh.com

Segment Operations Second Quarter and Six Months Ended June 30, 2026 Financial Results Summary

	Three Months Ended June 30,		Six Months Ended June 30,

(Dollars in thousands)	2026	2025	2026	2025
Segment Revenues
Capital Markets	$53,712	$61,292	$225,823	$63,392
Wealth Management	57,953	38,621	110,128	85,899
Lingo	38,788	39,907	79,578	81,460
magicJack	8,567	9,777	17,350	19,578
Marconi Wireless	7,368	9,232	14,905	18,719
UOL	2,881	3,287	5,702	6,920
Consumer Products	43,537	43,284	87,652	85,387
Segment Income (Loss)
Capital Markets	$13,118	$17,220	$150,353	$(18,523)
Wealth Management	17,518	(1,319)	33,502	405
Lingo	5,319	2,927	9,083	5,326
magicJack	4,173	5,090	8,424	9,706
Marconi Wireless	2,997	1,805	6,074	3,549
UOL	1,489	1,550	2,962	3,404
Consumer Products	(5,692)	(5,904)	(8,333)	(11,045)

•Capital Markets: Segment revenues were $53.7 million for the second quarter 2026, compared to $61.3 million in the second quarter 2025, and segment income was $13.1 million compared to $17.2 million for the same year ago period. For the six months, segment revenues increased to $225.8 million from $63.4 million for the prior year six month period, and segment income increased to $150.4 million, up from a loss of $(18.5) million, driven primarily by investment gains and increases in underwriting and advisory activity.
•Wealth Management: Segment revenues increased to $58.0 million in the second quarter 2026, up from $38.6 million in the second quarter 2025, and segment income increased to $17.5 million, up from a loss of $(1.3) million. For the six months, segment revenues rose to $110.1 million from $85.9 million, and segment income increased to $33.5 million from $0.4 million. The improvement in segment revenue and segment income for the quarter and year-to-date periods was driven primarily by strong contributions from high-margin structured financing and carried-interest activity. B. Riley Wealth had approximately $12.1 billion of client assets under management at June 30, 2026.
•Communications Business Group (“CBG”) (Lingo, magicJack, Marconi Wireless, and UOL Reportable Segments): On a combined basis, CBG revenues were $57.6 million in the second quarter 2026 compared to $62.2 million in the second quarter 2025, while CBG income increased to $14.0 million for the second quarter 2026, up from $11.4 million in the second quarter 2025. For the six months, CBG revenues, on a combined basis, were $117.5 million, compared to $126.7 million, and CBG income rose to $26.5 million, up from $22.0 million. CBG income improved primarily due to successful cost reduction initiatives, which more than offset a revenue decline driven by expected customer attrition.
•Consumer Products: Segment revenues increased to $43.5 million in the second quarter 2026, up from $43.3 million in the second quarter 2025, and segment loss narrowed to $(5.7) million from $(5.9) million. For the six months, segment revenues increased to $87.7 million, up from $85.4 million, and segment loss narrowed to $(8.3) million, from $(11.0) million, driven by improvements across distribution and e-commerce channel sales.
BRC Group Holdings, Inc. | www.brcgh.com

Change in Non-GAAP Measures Presentation
The Company has updated its Operating Adjusted EBITDA calculation with adjustments that management believes better bifurcate investments from operating businesses and reflect true core operational performance. The updated calculation, applied consistently across all comparable periods, now excludes income and loss related to the Company’s equity investment in Great American Holdings, LLC, as well as the non-controlling interest associated with investment gains and losses attributable to B. Riley Securities Holdings, Inc. and its subsidiaries.

Earnings Call
Management will discuss the Company’s financial performance and operational highlights, followed by a question-and-answer session with analysts and investors.

Date: Thursday, August 6, 2026
Time: 4:30 p.m. ET (1:30 p.m. PT)
Link: https://ir.brcgh.com/events-and-presentations

Investors may access the call via the Company’s website at ir.brcgh.com under "Events and Presentations." A replay of the call will be available at the same location until Thursday, August 20, 2026.

About BRC Group Holdings, Inc.
BRC Group Holdings, Inc. (Nasdaq: RILY) is a diversified holding company, including financial services, communications, and retail, and investments in equity, debt and venture capital. Our core financial services platform provides small cap and middle market companies customized end-to-end solutions at every stage of the enterprise life cycle. Our banking business offers comprehensive services in capital markets, sales, trading, research, merchant banking, M&A, and restructuring. Our wealth management business offers wealth management and financial planning services including brokerage, investment management, insurance, and tax preparation. Our communications businesses provide consumer and business services including traditional, mobile and cloud phone, internet and data, security, and email. Our retail businesses provide mobile computing accessories and home furnishings. BRCGH deploys its capital inside and outside its core financial services platform to generate shareholder value through opportunistic investments. For more information, please visit www.brcgh.com.

Note Regarding Use of Non-GAAP Financial Measures
Certain of the information set forth herein, including Operating Revenue, Investment Gains (Losses), Adjusted EBITDA, Operating Adjusted EBITDA, Total Investments, and Net Debt, may be considered non-GAAP financial measures. BRC Group Holdings, Inc. believes this information is useful to investors because it provides a basis for measuring the Company’s available capital resources, the operating performance of its business and its revenues and cash flow, (i) including in the case of Operating Revenue, services and fees, interest income – loans, interest income - securities lending, fixed income spread, trading gains attributable to variable rate transaction spread, and sales of goods; (ii) including in the case of Investment Gains (Losses), trading gains (losses), net and fair value adjustments on loans, less fixed income spread and trading gains attributable to variable rate transaction spread; (iii) excluding in the case of Adjusted EBITDA, net interest expense, provisions for or benefit from income taxes, depreciation, amortization, restructuring charge, gain or loss on extinguishment of debt, gain on bargain purchase, gain on sale and deconsolidation of businesses, gain on senior note exchange, impairment of goodwill and tradenames, share-based compensation and transaction related and other costs; (iv) excluding in the case of Operating Adjusted EBITDA, the aforementioned adjustments for adjusted EBITDA as well as trading gains (losses), net, net of fixed income and variable rate transaction spread, fair value adjustments on loans, realized and unrealized gains (losses) on investments net of variable rate transaction spread, gains (losses) on investments attributable to non-controlling interest, and income (loss) related to the Company's equity investment in Great American Holdings, LLC; (v) including in the case of Total Investments, securities and other investments owned net of (a) securities sold not yet purchased, at fair value and (b) noncontrolling interest related to investments from continuing operations, loans receivable, at fair value net of loan participations sold, equity investments, and other investments reported in prepaid and other assets; and (vi) including in the case of Net Debt, term loans, net, senior notes payable, net, revolving credit
BRC Group Holdings, Inc. | www.brcgh.com

facility, and notes payable net of (a) cash and cash equivalents, (b) restricted cash, (c) due from clearing brokers net of due to clearing brokers, and (d) aforementioned included items of Total Investments, that would normally be included in the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”). In addition, the Company’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the Company’s operating performance, management compensation, capital resources, and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies.

Footnotes
See “Note Regarding Use of Non-GAAP Financial Measures” for further discussion of these non-GAAP terms. A reconciliation of Operating Revenues, Investment Gains (Losses), Adjusted EBITDA, Operating Adjusted EBITDA, Total Investments, and Net Debt to the comparable GAAP financial measures is included in the financial statements portion of this press release.

(1)Operating Revenues is defined as the sum of (i) service and fees, (ii) interest income – loans, (iii) interest income - securities lending, (iv) fixed income spread, (v) trading gains attributable to variable rate transaction spread, and (vi) sales of goods.
(2)Investment Gains (Losses) is defined as the sum of (i) trading gains (losses), net and (ii) fair value adjustments on loans, less fixed income spread and trading gains attributable to variable rate transaction spread.
(3)Adjusted EBITDA includes earnings from continuing operations before interest, taxes, depreciation, amortization, restructuring charge, share-based payments, gain or loss on extinguishment of debt, gain on bargain purchase, gain on sale and deconsolidation of businesses, gain on senior note exchange, impairment of goodwill and tradenames, and transaction related and other costs.
(4)Operating Adjusted EBITDA is defined as Adjusted EBITDA excluding (i) trading gains (losses), net, net of fixed income and variable rate transaction spread, (ii) fair value adjustments on loans, (iii) realized and unrealized gains (losses) on investments net of variable rate transaction spread, and (iv) gains (losses) on investments attributable to non-controlling interest, and (v) income (loss) from the Company's equity investment in Great American Holdings, LLC.
(5)Net Debt is defined as the sum of (a) term loans, net, (b) senior notes payable, net, (c) revolving credit facility, and (d) notes payable, net of (i) cash and cash equivalents, (ii) restricted cash, (iii) due from clearing brokers net of due to clearing brokers, and (iv) Total Investments.
(6)Total Investments is defined as the sum of (a) securities and other investments owned net of (i) securities sold not yet purchased, at fair value and (ii) noncontrolling interest related to investments from continuing operations, (b) loans receivable, at fair value net of loan participations sold, (c) equity investments, and (d) other investments reported in prepaid and other assets.

Forward-Looking Statements
Statements made in this press release that are not descriptions of historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our expected future financial and operational results; our expectations regarding the continued strength, deal execution, and operating leverage of our core businesses; and our ability to execute on disciplined capital allocation and further debt reduction. These statements are based on management’s current expectations and assumptions and are subject to risks and uncertainties, many beyond the Company's control, that could cause the Company's performance and actual results to differ materially. Such risks include, but are not limited to: macroeconomic conditions, including interest rate fluctuations and inflation; market volatility and its direct impact on our Capital Markets and Wealth Management segments; the episodic nature of our capital markets business and the unpredictable timing of transaction closings; our ability to maintain disciplined operating leverage and reliable cash conversion across our operating segments; our ability to successfully execute our merchant banking strategies and the impact of market conditions on our investment portfolio; changes in regulatory and legal environments affecting our operating units; and the risks described from time to time in the Company’s periodic filings with the SEC, including, without limitation, the risks described in the Company’s 2025 Annual Report on Form 10-K, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, and its Quarterly Report on Form 10-Q for
BRC Group Holdings, Inc. | www.brcgh.com

the quarter ended June 30, 2026. Forward-looking statements speak only as of the date of this press release, and the Company undertakes no obligation to update them, except as required by law.
BRC Group Holdings, Inc. | www.brcgh.com

BRC GROUP HOLDINGS, INC.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except share and par value)

	June 30, 2026	December 31, 2025
	(Unaudited)
Assets
Assets:
Cash and cash equivalents	$154,112	$226,601
Restricted cash	1,530	2,676
Due from clearing brokers	31,706	51,000
Securities and other investments owned ($660,185 and $382,461 at fair value)	723,715	446,843
Securities borrowed	206,717	114,937
Accounts receivable, net of allowance for credit losses of $6,209 and $6,108	61,382	55,473
Loans receivable, at fair value ($1,035 and $2,835 from related parties)	38,802	26,303
Equity investments	84,817	90,433
Prepaid expenses and other assets	110,862	128,650
Operating lease right-of-use assets	38,476	32,109
Property and equipment, net	17,850	17,606
Goodwill	392,687	392,687
Other intangible assets, net	101,867	118,290
Deferred income taxes	794	763
Assets of discontinued operations	2,221	2,221
Total assets	$1,967,538	$1,706,592

Liabilities and Equity (Deficit)
Liabilities:
Accounts payable	$35,475	$41,463
Accrued expenses and other liabilities ($797 and $6,400 at fair value)	156,333	154,780
Deferred revenue	46,985	49,907
Deferred income taxes	4,642	4,109
Securities sold not yet purchased, at fair value	9,487	9,809
Securities loaned	189,192	97,321
Operating lease liabilities	46,307	40,902
Revolving credit facilities	31,316	6,638
Term loans, net	115,770	119,297
Senior notes payable, net	1,129,966	1,301,798
Liabilities of discontinued operations	830	830
Total liabilities	1,766,303	1,826,854

Commitments and contingencies
BRC Group Holdings, Inc. | www.brcgh.com

BRC Group Holdings, Inc. stockholders’ equity (deficit):
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; 4,563 shares issued and outstanding and liquidation preference of $126,172 and $122,142	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 40,199,755 and 30,597,066 issued and outstanding	4	3
Additional paid-in capital	680,097	598,022
Accumulated deficit	(529,464)	(763,286)
Accumulated other comprehensive loss	(8,468)	(6,272)
Total BRC Group Holdings, Inc. stockholders’ equity (deficit)	142,169	(171,533)
Noncontrolling interests	59,066	51,271
Total equity (deficit)	201,235	(120,262)
Total liabilities and equity (deficit)	$1,967,538	$1,706,592
BRC Group Holdings, Inc. | www.brcgh.com

BRC GROUP HOLDINGS, INC.
Condensed Consolidated Statements of Operations
(Unaudited)
(Dollars in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues:
Services and fees ($6,976 and $5,121 for the three months and $12,899 and $7,849 for the six months ended June 30, 2026 and 2025 from related parties, respectively)	$173,595	$145,772	$325,717	$304,611
Trading gains, net	12,874	27,680	157,935	11,509
Fair value adjustments on loans ($82 and $(992) for the three months and $56 and $(3,137) for the six months ended June 30, 2026 and 2025 from related parties, respectively)	4,245	800	10,790	(7,296)
Interest income - loans ($— and $475 for the three months and $— and $1,171 for the six months ended June 30, 2026 and 2025 from related parties, respectively)	2,171	3,853	3,885	7,049
Interest income - securities lending	1,632	2,124	2,883	2,964
Sale of goods	44,600	45,073	89,967	92,528
Total revenues	239,117	225,302	591,177	411,365

Operating expenses:
Direct cost of services	29,364	33,216	61,066	75,916
Cost of goods sold	31,361	35,113	63,726	71,846
Selling, general and administrative expenses	133,377	142,369	267,725	309,757
Restructuring charge	1,914	321	1,914	321
Impairment of tradename	4,000	1,500	4,000	1,500
Interest expense - Securities lending and loan participations sold	906	1,968	1,623	2,687
Total operating expenses	200,922	214,487	400,054	462,027
Operating income (loss)	38,195	10,815	191,123	(50,662)

Other income (expense):
Interest income	339	492	697	1,978
Dividend income	133	122	802	257
Realized and unrealized gains (losses) on investments	12,092	10,216	117,192	(4,284)
Change in fair value of financial instruments and other	1,546	11,884	(2,881)	12,806
Gain on sale and deconsolidation of businesses	—	5,372	—	86,213
Gain on senior note exchange	—	44,454	—	54,986
(Loss) income from equity investments	(5,459)	25,603	(4,133)	25,051
(Loss) gain on extinguishment of debt	(1,283)	(10,266)	1,607	(20,693)
Interest expense	(18,016)	(23,952)	(37,810)	(53,916)
Income from continuing operations before income taxes	27,547	74,740	266,597	51,736
BRC Group Holdings, Inc. | www.brcgh.com

Provision for income taxes	(5,950)	(3,053)	(22,841)	(11)
Income from continuing operations	21,597	71,687	243,756	51,725
Income from discontinued operations, net of income taxes	—	69,312	—	72,707
Net income	21,597	140,999	243,756	124,432
Net income (loss) attributable to noncontrolling interests	1,048	1,528	9,934	(5,064)
Net income attributable to BRC Group Holdings, Inc.	$20,549	$139,471	$233,822	$129,496
Preferred stock dividends	2,015	2,015	4,030	4,030
Net income available to common shareholders	$18,534	$137,456	$229,792	$125,466

Basic net income per common share:
Continuing operations	$0.49	$2.23	$6.59	$1.73
Discontinued operations	—	2.27	—	2.38
Basic income per common share	$0.49	$4.50	$6.59	$4.11
Diluted net income per common share:
Continuing operations	$0.45	$2.23	$6.47	$1.73
Discontinued operations	—	2.27	—	2.38
Diluted income per common share	$0.45	$4.50	$6.47	$4.11

Weighted average basic common shares outstanding	37,811,031	30,527,835	34,879,728	30,512,757
Weighted average diluted common shares outstanding	38,422,185	30,527,835	35,311,001	30,512,757

BRC Group Holdings, Inc. | www.brcgh.com

BRC GROUP HOLDINGS, INC.
Operating Revenues Reconciliation
(Unaudited)
(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Total revenues	$239,117	$225,302	$591,177	$411,365
Operating revenues adjustments:
Trading gains, net	(12,874)	(27,680)	(157,935)	(11,509)
Fair value adjustments on loans	(4,245)	(800)	(10,790)	7,296
Fixed income and trading gains attributable to variable rate transactions spread	17,362	11,530	34,099	14,726
Total operating revenue adjustments	243	(16,950)	(134,626)	10,513
Operating revenues	$239,360	$208,352	$456,551	$421,878
BRC Group Holdings, Inc. | www.brcgh.com

BRC GROUP HOLDINGS, INC.
Adjusted EBITDA and Operating Adjusted EBITDA Reconciliations
(Unaudited)
(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net income attributable to BRC Group Holdings, Inc.	$20,549	$139,471	$233,822	$129,496
Income from discontinued operations, net of income taxes	—	69,312	—	72,707
Net (income) loss attributable to noncontrolling interests	(1,048)	(1,528)	(9,934)	5,064
Income from continuing operations	21,597	71,687	243,756	51,725
EBITDA Adjustments:
Net (income) loss from continuing operations attributable to noncontrolling interests	(1,048)	(1,528)	(9,934)	5,064
Provision for income taxes	5,950	3,053	22,841	11
Interest expense	18,016	23,952	37,810	53,916
Interest income	(339)	(492)	(697)	(1,978)
Share based payments	3,226	4,234	5,666	7,580
Depreciation and amortization	7,548	8,648	15,137	18,645
Restructuring charge	1,914	321	1,914	321
Gain on sale and deconsolidation of businesses	—	(5,372)	—	(86,213)
Gain on senior note exchange	—	(44,454)	—	(54,986)
Loss (gain) on extinguishment of debt	1,283	10,266	(1,607)	20,693
Impairment of tradename	4,000	1,500	4,000	1,500
Transactions related costs and other	(897)	(11,800)	4,515	(1,580)
Total EBITDA adjustments	39,653	(11,672)	79,645	(37,027)
Adjusted EBITDA	$61,250	$60,015	$323,401	$14,698

Operating EBITDA Adjustments:
Trading gains, net	$(12,874)	$(27,680)	$(157,935)	$(11,509)
Fair value adjustments on loans	(4,245)	(800)	(10,790)	7,296
Realized and unrealized (gains) losses on investments	(12,092)	(10,216)	(117,192)	4,284
Fixed income and variable rate transaction spread	27,984	16,913	45,798	20,109
Loss attributable to equity method investment in Great American Holdings, LLC	5,827	3,190	5,505	3,639
Gains (losses) on investments attributable to non-controlling interest	182	1,860	11,625	(172)
Total Operating EBITDA Adjustments	4,782	(16,733)	(222,989)	23,647
Operating Adjusted EBITDA	$66,032	$43,282	$100,412	$38,345
BRC Group Holdings, Inc. | www.brcgh.com

BRC GROUP HOLDINGS, INC.
Total Investments and Net Debt Reconciliation
(Unaudited)
(Dollars in thousands)

	June 30, 2026	December 31, 2025
Cash, cash equivalents, and restricted cash	$155,642	$229,277
Due from clearing brokers	31,706	51,000

Securities and other investments owned	723,715	446,843
Securities sold not yet purchased, at fair value	(9,487)	(9,809)
Loans receivable, at fair value	38,802	26,303
Equity investments	84,817	90,433
Noncontrolling interest	(33,390)	(33,305)
Total investments	804,457	520,465

Revolving credit facilities	31,316	6,638
Term loans, net	115,770	119,297
Senior notes payable, net	1,129,966	1,301,798
Total debt	1,277,052	1,427,733

Net debt	$285,247	$626,991
BRC Group Holdings, Inc. | www.brcgh.com

Contacts

Investors
Mike Frank
mfrank@brcgh.com

Media
Jo Anne McCusker
press@brcgh.com
BRC Group Holdings, Inc. | www.brcgh.com